Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
California Water Service Group:
We consent to the incorporation by reference in the registration statements (No. 333-103721) on Form S-3 and (No. 333-60810 and No. 333-127495) on Form S-8 of California Water Service Group of our reports dated February 28, 2008, with respect to the consolidated balance sheets of California Water Service Group and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, common stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of California Water Service Group.
Our report on the consolidated financial statements refers to California Water Service Group’s adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, effective January 1, 2007.
Our report also refers to California Water Service Group’s adoption of Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payment, and effective December 31, 2006, the Company adopted the initial funded status recognition and disclosure provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an Amendment of FASB Statements No. 87, 88, 106, and 132(R). In addition, the Company changed its method for quantifying errors in its financial statements in 2006.
(signed) KPMG LLP
Mountain View, California
February 28, 2008